PURE Bioscience Reports Fiscal 2016 Year-End Financial Results

– Updates Ongoing Plant Trials for Use of SDC-Based PURE Control® as a Food Safety Solution for Fresh Produce and for Raw Poultry –

SAN DIEGO (Oct. 27, 2016) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2016.

Summary of Results of Operations

Revenues for the fiscal year ended 2016 increased 77% to $1,289,000 compared with prior year-end revenues of $729,000. Core food safety revenues for the year ended July 31, 2016 increased 195% as compared with food safety revenues in the fiscal year ended 2015, affirming PURE’s focused strategy has accelerating momentum. Gross margin improved to 66% in F’16 as compared with 61% in F’15. Total operating costs and expenses, excluding cost of goods sold and share-based compensation, for the fiscal year ended of 2016 and 2015, were $6.0 million and $5.7 million, respectively. The fiscal year end net loss, excluding non-cash derivative expense was ($7.0) million compared with ($7.6) million for fiscal year end 2015.

Update – Fiscal Q4 to Present

●	Increasing revenues from PURE® Hard Surface disinfectant used in environmental and surface applications by both restaurant chains (to combat Norovirus) and food processors/manufacturers (to combat Listeria) are now at +$2 million annualized run rate;

●	In June, PURE raised $1.27 million from warrant exercises; it expanded its sales and marketing reach for PURE Hard Surface disinfectant and partnered with a leading west coast distributor;

●	In July, PURE received a USDA No Objection Letter for use of PURE Control® (a direct food contact processing aid) in poultry processing for pre-OLR and post chill applications;

●	In September, two national restaurant chains (including Chipotle Mexican Grill) adopted PURE Hard Surface as a food safety solution;

●	In September, four leading produce processors were conducting use trials for PURE Control to eliminate pathogens in processed produce sold to consumers.

Hank R. Lambert, Chief Executive Officer, said that, “In fiscal 2016, PURE achieved three key regulatory milestones paving the way for an important new revenue source from direct food contact uses. PURE Control received FDA approvals for use in both produce and poultry processing and USDA approval for two uses in poultry processing. Also this year, we reached a +$2million annualized sales run rate for PURE Hard Surface disinfectant and we look forward to building upon that foundation. SDC continues to prove to be a game changing, non-toxic food safety solution to reduce the risks of food contamination and foodborne illness outbreaks,” said Lambert.

PURE anticipates beginning sales of PURE Control in the processing aids market - first from fresh produce processors, followed by raw poultry processor sales. Both these industries have persistent, unsolved pathogen issues, and PURE believes it has the solution with PURE Control. These two markets represent a combined US market opportunity of +$650 million.

-Continued-

Lambert continued, “A leading produce processor is now in the later stages of its pilot plant testing and optimization for use of PURE Control as a fresh produce processing aid before it moves to testing in its operating plant. Three additional produce processors are in various stages of their own validation and optimization testing, and we are in discussions with several other produce processors. We anticipate receiving our first order for PURE Control from a produce processor around calendar year end.”

As part of the USDA poultry review process, PURE is conducting in-plant processing validation and optimization trials with the authorization of the USDA for OLR (online reprocessing). Upon receipt of that USDA approval, PURE anticipates its first PURE Control order for poultry processing in calendar Q1 2017.

“Once we receive USDA approval for poultry processing, we will work to complete our own testing for PURE Control as a beef and pork processing aid. We will then pursue those necessary FDA and USDA approvals. This will open a new $400 million US market opportunity for us. It is our goal to achieve at least 10% penetration of the combined +$1 billion processing aid markets,” concluded Lambert.

2016 Fiscal Year End Financial Results Conference Call

The Company will host an investor conference call on October 27, 2016 at 1:30pm PDT (4:30pm EDT).

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on October 27, 2016. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=121552

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting October 27, 2016, at 7:30pm EDT through November 3, 2016 at 11:59 pm EDT. Please use PIN Number 10001861.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2016, its Form 10-Q for the first quarter ended October 31, 2015 and its Form 10-Q for the second quarter ended January 31, 2016, and its Form 10-Q for the third quarter ended April 30, 2016. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

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PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year Ended
	July 31,
	2016	2015

Net product sales	$1,289,000	$729,000

Operating costs and expenses
Cost of goods sold	441,000	285,000
Selling, general and administrative	5,076,000	4,912,000
Research and development	927,000	790,000
Share-based compensation	1,902,000	2,382,000
Total operating costs and expenses	8,346,000	8,369,000

Loss from operations	(7,057,000)	(7,640,000)

Other income (expense)
Fair value of derivative liabilities in excess of proceeds	(1,867,000)	-
Change in derivative liability	(5,481,000)	5,000
Interest expense, net	(10,000)	(8,000)
Other income (expense), net	44,000	16,000
Total other income (expense)	(7,314,000)	13,000

Net loss	$(14,371,000)	$(7,627,000)

Basic and diluted net loss per share	$(0.25)	$(0.19)

Shares used in computing basic and diluted net loss per share	56,830,533	39,748,935

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PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2016	July 31, 2015

Assets
Current assets
Cash and cash equivalents	$5,194,000	$1,321,000
Accounts receivable, net	263,000	189,000
Inventories, net	350,000	207,000
Restricted cash	75,000	75,000
Prepaid expenses	260,000	187,000

Total current assets	6,142,000	1,979,000

Property, plant and equipment, net	440,000	90,000
Patents, net	980,000	1,192,000

Total assets	$7,562,000	$3,261,000

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$479,000	$560,000
Restructuring liability	39,000	59,000
Accrued liabilities	216,000	246,000
Derivative liability	1,802,000	4,000

Total current liabilities	2,536,000	869,000

Deferred rent	3,000	9,000

Total liabilities	2,539,000	878,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value:
100,000,000 shares authorized
64,823,917 shares issued and outstanding at July 31, 2016, and 41,859,297 shares issued and outstanding at July 31, 2015	649,000	420,000
Additional paid-in capital	107,593,000	90,811,000
Accumulated deficit	(103,219,000)	(88,848,000)

Total stockholders’ equity (deficit)	5,023,000	2,383,000

Total liabilities and stockholders’ equity (deficit)	$7,562,000	$3,261,000

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PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	July 31,
	2016	2015

Operating activities

Net loss	$(14,371,000)	$(7,627,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,902,000	2,382,000
Amortization of stock issued for services	225,000	115,000
Fair value of derivative liabilities in excess of proceeds	1,867,000	-
Impairment of Patents	48,000
Depreciation and amortization	219,000	206,000
Change in fair value of derivative liabilities	5,481,000	(5,000)
Depreciation	40,000
Changes in operating assets and liabilities:
Accounts receivable	(74,000)	(142,000)
Inventories	(143,000)	42,000
Restricted cash	-	(75,000)
Prepaid expenses	(8,000)	-
Accounts payable and accrued liabilities	(131,000)	(955,000)
Deferred rent	(6,000)	(4,000)

Net cash used in operating activities	(4,991,000)	(6,063,000)

Investing activities

Investment in patents	(15,000)	(26,000)
Purchases of property, plant and equipment	(390,000)	(81,000)

Net cash used in investing activities	(405,000)	(107,000)

Financing activities

Net proceeds from the sale of common stock	8,000,000	7,401,000
Net proceeds from the exercise of warrants	1,269,000	4,000
Net cash provided by financing activities	9,269,000	7,405,000

Net increase in cash and cash equivalents	3,873,000	1,235,000

Cash and cash equivalents at beginning of period	1,321,000	86,000

Cash and cash equivalents at end of period	$5,194,000	$1,321,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$1,600
Warrant liability removed due to settlements	$13,550,000	$-
Fair value of warrant liability at issuance	$9,867,000	$-
Common stock issued for prepaid services	$290,000	$206,000